Exhibit 23.1



                              Accountants' Consent



The Board of Directors
American Communications Services, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-99964) on Form S-8 and the registration statement (No. 333-2008) on Form S-3 of American Communications Services, Inc. of our report dated September 27, 1996, relating to the consolidated balance sheets of American Communications Services, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the June 30, 1996 annual report on Form 10-KSB of American Communications Services, Inc.



                                                     /s/ KPMG PEAT MARWICK LLP
                                                     KPMG Peat Marwick LLP


Washington, DC
September 30, 1996